January 2009 Pricing Sheet dated January 28, 2009 relating to Preliminary Terms No. 1 dated December 23, 2008 Registration Statement No. 333-145845 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Equities

PLUS Based on the Value of the S&P 500® Index due July 28, 2009

Performance Leveraged Upside SecuritiesSM

SUMMARY TERMS

Issuer:	Barclays Bank PLC
Maturity date:	July 28, 2009
Underlying index:	S&P 500® Index (the “Index”)
Aggregate principal amount:	$2,578,210
Payment at maturity:

If final index value is greater than initial index value,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If final index value is less than or equal to initial index value,

$10 x index performance factor

This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	831.95, the index closing value of the underlying index on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	July 23, 2009, subject to adjustment for certain market disruption events.
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.815 (118.15% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	January 23, 2009
Original issue date:	January 30, 2009 (5 business days after the pricing date)
CUSIP:	06740C485
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley & Co. Incorporated (“Morgan Stanley”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$10	$0.15	$9.85
Total	$2,578,210	$38,673.15	$2,539,536.85

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.95 per PLUS. Please see “Syndicate Information” on page 7 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS

AND INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW

BEFORE YOU MAKE AN INVESTMENT DECISION.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “Selected Risk Considerations” beginning on page 4 of the Preliminary Terms No. 1.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “500” are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The PLUS are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the PLUS.

Preliminary Terms No. 1 dated December  23, 2008

Index Supplement dated September  22, 2008

Prospectus Supplement dated August 27, 2008

Prospectus dated August 27, 2008

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1011). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor-Attn. US Syndicate Operations, Whippany, NJ 07981.

“Performance Leveraged Upsize SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.